Exhibit 99.1

SmartKem, Inc. Closes $2.0 Million Common Stock Private Placement

Manchester, England – January 27, 2022 - SmartKem, Inc. (OTCQB: SMTK), a company seeking to reshape the world of electronics with a revolutionary semiconductor platform that enables a new generation of displays, sensors and logic, announced that it has consummated the sale of 1.0 million shares of its common stock to venture capital firm and current investor, Octopus Ventures, at a price of $2.00 per share for total proceeds of $2.0 million. SmartKem intends to use the net proceeds from the sale of the common stock for working capital and general corporate purposes.

The securities offered will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements

About SmartKem

SmartKem is seeking to reshape the world of electronics with a revolutionary semiconductor platform that enables a new generation of displays, sensors and logic. SmartKem’s patented TRUFLEX® inks are solution deposited at a low temperature, on low-cost substrates to make organic thin-film transistor (OTFT) circuits. The company’s semiconductor platform can be used in a number of applications including mini-LED displays, AMOLED displays, fingerprint sensors and integrated logic circuits. SmartKem develops its materials at its research and development facility in Manchester, UK, and its semiconductor manufacturing process at the Centre of Process Innovation (CPI) at Sedgefield, UK. The company has an extensive IP portfolio including approximately 120 issued patents. For more information, visit: https://www.smartkem.com/ and follow us on Twitter at @SmartKemTruFLEX

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the SmartKem’s expectations regarding its market position and market opportunity, expectations and plans as to its product development, manufacturing and sales, and relations with its partners and investors. These statements are not historical facts but rather are based on SmartKem Inc.’s current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as “may,” will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or elated expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact Details:

Robert Bahns, Chief Financial Officer, SmartKem

r.bahns@smartkem.com

Selena Kirkwood, Head of Communications, SmartKem

s.kirkwood@smartkem.com

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